EXHIBIT 23.2

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124594) of our report dated March 5, 2004, with respect to the 2003 financial statements of Patient Safety Technologies, Inc. formerly Franklin Capital Corporation included in this Annual Report (10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

New York, New York
April 14, 2006